Laboratory Corporation of America-Registered Trademark- Holdings
358 South Main Street
Burlington, North Carolina 27215
Telephone:  336-584-5171

For Immediate Release:
Contact:  Pamela Sherry - (336) 436-4855
Shareholder Direct:  (800) LAB-0401
Company Information:  www.LabCorp.com


LabCorp-Registered Trademark- Names Paul R. Billings, MD, PhD as
Vice President National Director of Genetics and Genomics

Burlington, NC, October 27, 2003-Laboratory Corporation of America-Registered Trademark- Holdings (LabCorp-Registered Trademark-) (NYSE:LH) announced today the appointment of Paul R. Billings, MD, PhD, FACP, FACMG, as Vice President National Director of Genetics and Genomics. Dr. Billings will be responsible for all new and current genetic and genomic related tests and services at LabCorp.

Dr. Billings is an internationally recognized authority on genetic testing and has published more than 130 scholarly articles in such publications as Journal of Experimental Medicine, Proceedings of the National Academy of Science, and the New England Journal of Medicine, and book chapters in addition to his book, DNA on Trial: Genetic Identification and Criminal Justice. He was also on the joint NIH/DOE (National Institutes of Health/U.S. Department of Energy) Task Force on Genetic Information and Insurance and has testified on many occasions to the United States Congress and to state legislatures on issues involving human genetics. His works and comments have appeared in such popular media outlets as the New York Times, Boston Globe, Wired and Los Angeles Times.

Prior to joining LabCorp, Dr. Billings was a Vice President for Life Sciences and Clinical Affairs for WIPRO, Ltd., via its subsidiary WIPRO
HealthSciences.   He has also recently acted as Executive Vice President
and Chief Scientific and Medical Officer of Genesage, Inc. and as the Editor-In-Chief of GeneSage's flagship publication, GeneLetter. In addition, Dr. Billings is an Adjunct Professor in the Department of Anthropology at the University of California at Berkeley and Principal Investigator on a Robert Wood Johnson Foundation funded project studying legal and policy precedents in genomic medicine with the Council for Responsible Genetics.

"It is with great pleasure that I welcome Dr. Paul Billings to LabCorp," said Myla P. Lai-Goldman, MD, LabCorp executive vice president, chief scientific officer and medical director. "In addition to being a world renowned geneticist, Dr. Billings brings to LabCorp his expertise in
clinical genetics and the genetics of common disease.   Under Dr. Billings'
direction, LabCorp will expand its already advanced genomic testing capabilities."

Dr. Billings' clinical activities have included: clinical faculty appointments at Harvard Medical School, the University of California at San Francisco, and Stanford University. He has also served as Chief of Division of Genetic Medicine and Vice-Chairman of the Department of Medicine at California Pacific Medical Center in San Francisco, California.

Dr. Billings received his MD and PhD degrees from Harvard University in 1979 and completed his clinical training in Internal Medicine and Medical Genetics at the University of Washington in Seattle in 1984. He is a Founding Fellow of the American College of Medical Genetics, a Fellow of the American College of Physicians and has been a distinguished lecturer for the national science society, Sigma Xi.

About LabCorp:
Laboratory Corporation of America-Registered Trademark- Holdings is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $2.5 billion in 2002, over 24,000 employees nationwide, and more than 200,000 clients, LabCorp offers over 4,000 clinical assays ranging from blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, in Research Triangle Park, NC; National Genetics Institute, Inc. in Los Angeles, CA; ViroMed Laboratories, Inc. based in Minneapolis, MN; The Center for Esoteric Testing in Burlington, NC; and DIANON Systems, Inc. based in Stratford, CT. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our web site at: www.LabCorp.com.
Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp's financial results is included in the Company's Form 10-K for the year ended December 31, 2002 and subsequent SEC filings.